Morgan Stanley Institutional Funds, Inc. -
Emerging Markets Domestic Debt Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:  Peru (The Republic of)
5.700% due 8/12/2024
Purchase/Trade Date:	 10/30/2014
Offering Price of Shares: $99.640
Total Amount of Offering: $7,411,589,000
Amount Purchased by Fund: $290,000
Percentage of Offering Purchased by Fund:
0.004
Percentage of Fund's Total Assets: 0.60
Brokers:  BBVA, BofA Merrill Lynch, Morgan
Stanley
Purchased from: BBVA Securities
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.